Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 154 to the Registration Statement on Form N-1A of Fidelity Devonshire Trust: Fidelity Mid Cap Value Fund and Fidelity Stock Selector Large Cap Value Fund of our reports dated March 16, 2016 on the financial statements and financial highlights included in the January 31, 2016 Annual Reports to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

January 25, 2017